                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[X] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section240.14a-12

                              Safeskin Corporation
                ------------------------------------------------
                (Name of Registrant as Specified in its Charter)


                ------------------------------------------------
                    (Name of Person(s) Filing Proxy Statement
                          if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

        1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------


        2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------


        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------


        4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------


        5)  Total fee paid:

        ------------------------------------------------------------------------


[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        1)  Amount Previously Paid:

        ------------------------------------------------------------------------

        2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

        3)  Filing Party:

        ------------------------------------------------------------------------

        4)  Date Filed:

        ------------------------------------------------------------------------

                              SAFESKIN CORPORATION

                  NOTICE OF 1999 ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of Safeskin Corporation:

        Notice is hereby given that the 1999 annual meeting of shareholders of Safeskin Corporation will be held at:

        Date and Time: 9:00 am  - Thursday, September 23, 1999
        Place:                    Hyatt Regency La Jolla
                                  3777 La Jolla Village Drive
                                  San Diego, California 92122

and thereafter as it may from time to time be adjourned, for the following purposes:

        1.      To elect seven directors to Safeskin's Board of Directors;

        2.      To approve and adopt the Safeskin 1999 Employee Stock Purchase
                Plan;

        3. To adopt an amendment to Safeskin's Articles of Incorporation providing that the Board of Directors shall consist of between five and ten members, divided into three classes of directors with staggered terms of office, each of whom may be removed only for cause; and

        4. To transact such other business as may properly come before the annual meeting or any adjournment thereof.

        Holders of the Safeskin's Common Stock of record at the close of business on July __, 1999 are entitled to receive this notice and to vote at the annual meeting and any adjournment.

        YOUR VOTE IS IMPORTANT. Whether you plan to attend the annual meeting or not, we urge you to complete, sign and return your proxy card as soon as possible in the envelope provided. This will ensure representation of your shares in the event you are not able to attend the annual meeting. Proxies may be revoked at any time prior to the annual meeting by giving written notice of revocation to the Secretary of Safeskin, by giving a later dated proxy or by attending the annual meeting and voting in person.

        This year many beneficial owners will have a choice of voting over the internet, by telephone or by using a traditional instruction card. Check your card or other information forwarded by your broker, bank or other holder of record to see which options are available to you.


                                            By Order of the Board of Directors


                                            Seth S. Goldman
                                            Secretary

San Diego, California
July ____, 1999

                              SAFESKIN CORPORATION
                             12671 HIGH BLUFF DRIVE
                           SAN DIEGO, CALIFORNIA 92130
                                 (619) 794-8111

                                 PROXY STATEMENT

        This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Safeskin Corporation, a Florida corporation ("Safeskin"), for use at the annual meeting of shareholders of Safeskin to be held at the Hyatt Regency La Jolla at 3777 La Jolla Village Drive, San Diego, California 92122 on Thursday, September 23, 1999, beginning at 9:00 a.m., local time, and thereafter as it may from time to time be adjourned.

        You are requested to complete, date and sign the accompanying proxy, and return it to Safeskin in the enclosed postage prepaid envelope. Proxies may be revoked at any time prior to the annual meeting by giving written notice of revocation to the Secretary of Safeskin, by giving a later dated proxy or by attending the annual meeting and voting in person. Proxies duly executed and received in time for the annual meeting will be voted in accordance with the shareholder's instructions. If no instructions are given, proxies will be voted as follows:

        1. FOR the election as directors of the seven nominees named herein;

        2. FOR the proposal to approve and adopt the Safeskin 1999 Employee Stock Purchase Plan; and

        3. FOR the proposal to adopt an amendment to Safeskin's Articles of Incorporation providing that the Board of Directors shall consist of between five and ten members, divided into three classes of directors with staggered terms of office, each of whom may be removed only for cause; and

        4. In the discretion of the proxyholders, FOR or AGAINST such other business as may properly come before the annual meeting or any adjournment thereof.

                                VOTING SECURITIES

        This Proxy Statement, the foregoing notice and the enclosed proxy are being sent to shareholders on or about July __, 1999. The shareholders of record at the close of business on July __, 1999 (the "Record Date") are entitled to be notified of, and to vote at, the annual meeting. On the Record Date, there were _________ outstanding shares of Safeskin's common stock, par value $.01 per share (the "Common Stock"). Holders of the Common Stock are entitled to one vote per share held as of the record date. The presence in person or by proxy of shareholders entitled to cast a majority of all votes entitled to be cast at the annual meeting constitutes a quorum. All holders of issued and outstanding shares of Common Stock are entitled to vote on the proposals.

        This year many beneficial owners will have a choice of voting over the internet, by telephone or by using a traditional instruction card. Check your card or other information forwarded by your broker, bank or other holder of record to see which options are available to you.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

PROPOSAL

        At the annual meeting, seven directors, constituting the entire Board of Directors, are to be elected. If Proposal 3 to amend the Articles of Incorporation is adopted, the directors will be elected for the terms indicated below and until their respective successors are duly elected and qualified. If the proposal is not adopted, the directors will be elected to hold office until the next annual meeting of shareholders and until their respective successors are duly elected and qualified. Unless instructions to the contrary are given, the shares represented by a properly executed proxy will be voted "FOR" the election of the nominees set forth below. All of the nominees are currently members of the Board of Directors. If any of the nominees are unavailable for election, the proxy will be voted for a substitute nominee chosen by the Board of Directors, or the number of directors to be elected may be reduced in accordance with Safeskin's Bylaws.

VOTE REQUIRED

        Approval of Proposal 1, the election of the directors, requires the affirmative vote of a plurality of the votes cast by holders of outstanding shares of the Common Stock. Votes for Proposal 1 may be cast in favor of, or withheld from, any or all nominees. Votes that are withheld with respect to this matter will be excluded entirely from the vote and will have no effect, other than for purposes of determining the presence of a quorum. In addition, where brokers are prohibited from exercising discretionary authority in voting shares for beneficial owners who have not provided voting instructions (commonly referred to as "broker non-votes"), those shares will not be included in vote totals, but will be counted for purposes of determining whether there is a quorum at the annual meeting.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES IDENTIFIED BELOW.

        The following table sets forth certain information as to the persons nominated for election as directors of Safeskin at the annual meeting.


NAME                                  AGE                     POSITION                    DIRECTOR SINCE
----                                  ---                     --------                    --------------
CLASS I DIRECTORS - NOMINEES TO SERVE UNTIL 2000 ANNUAL MEETING
Irving Jaffe                          80       Chairman Emeritus and Director                  1988
Jeffrey Stiefler(3)                   52       Director                                        1998

CLASS II DIRECTORS - NOMINEES TO SERVE UNTIL 2001 ANNUAL MEETING
Cam L. Garner (2)(3)                  50       Director                                        1996
Joseph Stemler(2)(3)                  68       Director                                        1995

CLASS III DIRECTORS - NOMINEES TO SERVE UNTIL 2002 ANNUAL MEETING
Richard Jaffe(1)                      46       Chairman of the Board, President, Chief         1988
                                               Executive Officer and Director
Neil K. Braverman(1)                  60       Director                                        1985
Howard L. Shecter(1)(2)               56       Director                                        1993

-------------
(1)   Member of the Executive Committee
(2)   Member of the Audit Committee
(3)   Member of the Compensation Committee

        MR. IRVING JAFFE became Chairman Emeritus of Safeskin in May 1996 and has served as a director of Safeskin since April 1988. He served as the Chairman of the Board between August 1988 and May 1996 and as Chief Executive Officer of Safeskin from August 1988 through March 1993. Since 1986, he has been the Senior Managing Partner of the Jaffe Family Partnership, a family investment partnership. Mr. Jaffe attended New York University. Mr. Jaffe is the father of Richard Jaffe.

        MR. RICHARD JAFFE became the Chairman of the Board, President and Chief Executive Officer of Safeskin in May 1996 and has served as a director of Safeskin since April 1988. Between March 1993 and May 1996, he was the Vice Chairman of the Board and Co-Chief Executive Officer of Safeskin. Mr. Jaffe served as the President of Safeskin Corporation (Malaysia) Sdn. Bhd. and Chief Operating Officer of Safeskin between April 1988 and March 1993. Mr. Jaffe has been a Managing General Partner of the Jaffe Family Partnership since 1985. Mr. Jaffe is currently a director of DAOU Systems, Inc., a provider of information technology services for the healthcare industry. Mr. Jaffe holds a B.S. degree in industrial and labor relations from Cornell University. Mr. Jaffe is the son of Irving Jaffe.

        MR. BRAVERMAN has served as a director since he founded Safeskin in 1985. In January 1997, Mr. Braverman entered into a consulting agreement with Safeskin. Between May 1996 and December 1996, he served as the Co-Chairman of Safeskin and between May 1993 and May 1996 as Co-Chief Executive Officer of Safeskin. From 1985 through May 1996 Mr. Braverman served as President of Safeskin. Mr. Braverman holds a B.S. degree in industrial management and engineering from the Georgia Institute of Technology.

        MR. GARNER became a director of Safeskin in June 1996. He has served as the Chairman of Dura Pharmaceuticals, Inc. ("Dura"), a publicly held pharmaceutical company, since December 1995 and as the President and Chief Executive Officer since May 1990. Mr. Garner is currently a director of Dura, Trega Biosciences, CardioDynamics International, Nanogen Corporation and Spiros Development Corporation. He holds a B.A. degree in biology from Virginia Wesleyan College and an M.B.A. from Baldwin-Wallace College.

        MR. SHECTER became a director of Safeskin in June 1993. He has been a partner since 1973 in the law firm of Morgan, Lewis & Bockius LLP. Mr. Shecter served as the managing partner of Morgan, Lewis & Bockius LLP from 1979 to 1983 and was the Chairman of that firm in 1985. Mr. Shecter is currently a director of Total Research Corporation, a marketing research firm. Mr. Shecter holds an A.B. degree in government from Harvard College and a J.D. degree from the University of Pennsylvania Law School.

        MR. STIEFLER became a director of Safeskin in December 1998. He has served as the Chief Executive Officer and Chairman of the Board of International Data Response Corporation since June 1996. He served as President and a director of American Express Company, a financial services company, from 1993 to 1995. Mr. Stiefler currently serves as Chairman of OSI Holdings, Inc., a privately held outsourcing services firm. Mr. Stiefler has been an operating partner of McCown De Leeuw & Co., a privately held venture capital firm, since January 1996.

        MR. STEMLER became a director of Safeskin in June 1995. He has served as Chairman of the Board, President and Chief Executive Officer of Maret Corporation, a biopharmaceutical company since February 1998. From January 1996 through February 1997, Mr. Stemler served as President, Chairman and Chief Executive Officer of Scholle Corporation, an aseptic packaging company. Since July 1995 Mr. Stemler has served as Chairman of the Board of La Jolla Pharmaceutical Company ("La Jolla"). Previously, Mr. Stemler served as President, Chief Executive Officer and Chairman of the Board of Directors of La Jolla from its formation in 1989 to 1995. Mr. Stemler also serves as a director of Sunrise Medical Inc., a publicly held manufacturer and provider of medical products used in the rehabilitation and recovery phases of patient care and Scholle Corporation. He holds a B.S. degree in engineering from Illinois Institute of Technology and holds advanced degrees in engineering and business administration.

COMPENSATION OF DIRECTORS

        In December 1998, the Board of Directors revised the Amended and Restated Equity Compensation Plan (the "Plan") to compensate outside directors with 8,000 non-qualified stock options for services rendered as a director (each a "Formula Grant"). Outside directors who were in office on December 9, 1998, specifically Messrs. Cam Garner, Irving Jaffe, Howard Shecter, Jeffrey Stiefler and Joseph Stemler, received the Formula Grant at the exercise price of $20.375, the fair market value of the Common Stock on the date of the grant, in lieu of cash compensation for 1999. Of the 8,000 options granted to each outside director on December 9, 1998, 3,000 options vested and became exercisable on the date of grant and 2,500 options will vest and become exercisable on each of the first and second anniversaries of the date of grant. Formula Grant options expire on the tenth anniversary of the date of grant or 60 days after the individual ceases to serve as a director or employee of Safeskin; provided, however, that in the event of an outside director's death or disability, any stock option may thereafter be exercised, to the extent then exercisable, for a period of one year from the date of such death or disability or until the stated expiration of the Formula Grant, whichever period is shorter.

        Prior to December 1997, each outside director, upon election to the Board of Directors were entitled to receive options to purchase 80,000 shares of Common Stock, as adjusted for the 100% stock dividends distributed on January 2, 1997 and April 1, 1998, at an exercise price equal to the fair market value of the Common Stock on the date of grant. Such options were granted to each of the following directors upon their election: in 1993, to Howard Shecter, in 1995, to Joseph Stemler and in 1996, to Cam Garner. In December 1998, the Board of Directors amended the Plan to provide that any new outside directors elected to the Board of Directors would receive options to purchase 25,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant. Mr. Stiefler was granted options to purchase 25,000 shares of Common Stock on December 9, 1998 upon his election to the Board of Directors. The options granted to outside directors upon their election become exercisable at the rate of 20% on the first through fifth anniversaries of the date of grant and expire on the tenth anniversary of the date of grant or 60 days after such individual ceases to serve as a director or employee of Safeskin. The employee directors do not receive additional compensation for their services as director.

        Beginning in 1993, Safeskin began paying Irving Jaffe for his services as Chairman of the Board and for consulting services provided to Safeskin in the areas of marketing and public relations. During 1998, Irving Jaffe was paid at a rate of $100,000 per annum for his consulting services. Effective April 1, 1999, Irving Jaffe will be paid at a rate of $50,000 per annum for his consulting services. Beginning in 1997, Mr. Braverman entered into a consulting agreement with Safeskin. During 1998, Mr. Braverman was paid at a rate of $300,000 per annum and received a bonus of $150,000. In addition, in January 1999, Mr. Braverman received, in connection with his service as a consultant, 20,000 options at the exercise price of $21.50, the fair market value of the Common Stock on the date of the grant. These options become exercisable at the rate of 20% on each anniversary of the date of grant and expire on the tenth anniversary of the date of grant or 60 days after Mr. Braverman ceases to serve as a director, consultant or employee of Safeskin. Effective April 1, 1999, Mr. Braverman will be paid at a rate of $200,000 per annum for his consulting services and be eligible to receive a bonus of $100,000 based on achieving certain objectives. Mr. Braverman does not receive either cash compensation or a Formula Grant for his services as director.

COMMITTEES AND MEETINGS

        During the year ended December 31, 1998, the Board of Directors held six regular meetings. All of the directors attended at least 75 percent of the number of meetings of the Board of Directors and of the committees thereof held during their respective terms.

        The Executive Committee consisted of Neil K. Braverman, Richard Jaffe and Howard L. Shecter during 1998. The Executive Committee held one meeting during the year ended December 31, 1998. The Executive Committee has all the authority held by the full Board of Directors, except with respect to certain matters reserved to the Board of Directors by law.

        The Compensation Committee consisted of Cam Garner and Joseph Stemler during 1998. The Compensation Committee held five meetings during the year ended December 31, 1998. The primary function of the Compensation Committee is to review and approve Safeskin's compensation policies and practices, to propose compensation levels for executive officers and other key employees and to administer the Plan.

        The Audit Committee consisted of Cam Garner, Joseph Stemler and Howard
L. Shecter during 1998. The Audit Committee held one meeting during the year ended December 31, 1998. The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its responsibilities with respect to the accounting and financial reporting practices of Safeskin and to address the scope and results of the audit and other services performed by Safeskin's independent accountants.

        The Board of Directors does not have a separate nominating committee and therefore performs the functions of a nominating committee.

LITIGATION

        A shareholder derivative action has been filed against each of the persons who served as a director as of July 1998, and Safeskin, as a nominal defendant, in the Supreme Court of the State of California, San Diego County (the "Derivative Action"). The Derivative Action alleges breach of fiduciary duty, waste of corporate assets and gross negligence in connection with Safeskin's stock repurchase program and seeks an unspecified amount of damages. Defendants' time to respond to the allegations made in the Derivative Acton has not yet expired.

                 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Safeskin's directors, executive officers and persons owning more than 10% of Safeskin's equity securities to file with the Securities and Exchange Commission reports of ownership of Safeskin's equity securities. During the year ended December 31, 1998, Mr. Jeffrey Stiefler, a director, filed the initial statement of beneficial ownership after the due date. During the year ended December 31, 1998, Mr. David Morash, Executive Vice President and Chief Financial Officer, filed one statement of beneficial ownership after the due date for one transaction and Mr. William LaRue, Vice President and Treasurer, filed three statements of beneficial ownership after the due date, each of which reported one transaction.

                             EXECUTIVE COMPENSATION

TOTAL ANNUAL COMPENSATION

        The following table sets forth certain information relating to the total annual compensation paid or accrued by Safeskin and its subsidiaries, during the fiscal years ending December 31, 1998, December 31, 1997 and December 31, 1996, to its Chief Executive Officer and its other four most highly compensated executive officers who served in such capacities on December 31, 1998 (the "Named Officers").


                           SUMMARY COMPENSATION TABLE

                                                                                                LONG TERM
                                                     ANNUAL COMPENSATION                    COMPENSATION AWARDS
                                                     -------------------                    -------------------
                                                                                         SECURITIES
   NAME AND PRINCIPAL                                                     OTHER ANNUAL   UNDERLYING       OTHER
       POSITION                         YEAR    SALARY        BONUS(3)    COMPENSATION     OPTIONS     COMPENSATION(4)
       --------                         ----    ------        --------    ------------     -------     ---------------
Richard Jaffe, Chairman of the          1998  $ 468,750      $ 407,778             *      1,600,000      $ 172,205
Board, President and Chief              1997    450,000        450,000             *        600,000         17,229
Executive Officer                       1996    450,000        360,000             *      1,100,000          3,167

Terrance J. Bieker, Executive           1998  $ 275,000      $ 192,720      $195,020             --      $  13,333
Vice President and Chief                1997     15,279          9,721             *        200,000             --
Operating Officer(1)

David L. Morash, Executive              1998  $ 226,054      $ 144,623             *         50,000      $  63,610
Vice President and Chief                1997    214,240        140,000             *             --          9,926
Financial Officer                       1996    206,000        120,000             *        120,000          3,167

Lee Chee Ming, Executive                1998  $ 161,885      $ 108,744             *         50,000             --
Vice President and Managing             1997    162,391        140,791             *             --             --
Director, Southeast Asian               1996    157,673         59,583             *        120,000             --
Operations(2)

Robert W. Zabaronick, Sr.               1998  $ 180,000      $ 130,120             *             --      $   8,700
Vice President-Human                    1997     15,000              0             *        100,000          6,917
Resources

----------

*Value of perquisites and other personal benefits paid does not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for the executive officer and, therefore is not required to be disclosed pursuant to Securities and Exchange Commission rules.

(1) Mr. Bieker served as Executive Vice President and Chief Operating Officer until March 1999.

(2) All amounts paid to Mr. Lee are paid in Malaysian ringgits and converted to dollars at the exchange rate for 1998 (US $1.00 = M $3.8976), 1997 (US $1.00 = M $2.8250) and 1996 (US $1.00 = M $2.5175).

(3)Includes amounts accrued during year presented but paid in the subsequent year.

(4) Amounts shown include Safeskin's matching contributions to Safeskin's 401(k) plan and deferred compensation plan.

STOCK OPTION GRANTS AND EXERCISES

        The following tables set forth the stock options granted to and exercised by the Named Officers during the year ended December 31, 1998.


                                  OPTION GRANTS



                                                                                              POTENTIAL REALIZED VALUE AT
                          NUMBER OF       % OF TOTAL                                         ASSUMED ANNUAL RATES OF STOCK
                         SECURITIES         OPTIONS        EXERCISE                            PRICE APPRECIATION FOR
                         UNDERLYING        GRANTED TO     PRICE PER                                  OPTION TERM
                          OPTIONS         EMPLOYEES IN      SHARE           EXPIRATION       -----------------------------
     NAME               GRANTED(#)(1)     FISCAL-YEAR     ($/SH)(1)            DATE             5%($)             10%($)
     ----               -------------     ------------    ---------            ----             -----             ------
Richard Jaffe            400,000              14.30%     $  26.3125      January 15, 2008   $ 6,619,116        $16,774,139
                         400,000(2)           14.30%        38.0625           May 6, 2008     9,574,921         24,264,729
                         400,000(2)           14.30%        40.0000           May 6, 2008     8,799,921         23,489,729
                         400,000(2)           14.30%        50.0000           May 6, 2008     4,799,921         19,489,729
Terrance J. Bieker            --                 --              --                    --            --                 --
David L. Morash           50,000               1.79%     $  26.3125      January 15, 2008   $   827,389        $ 2,096,767
Lee Chee Ming             50,000               1.79%     $  26.3125      January 15, 2008   $   827,389        $ 2,096,767
Robert W. Zabaronick          --                 --              --                    --            --                 --

---------

(1) All share and exercise price per share data have been adjusted to reflect the 100% stock dividend paid by Safeskin on April 1, 1998.

(2) These performance stock options were approved by shareholders on May 6, 1998. These options vest and become immediately exercisable if the price of the Common Stock reaches the exercise price within a specified period. Those options with an exercise price of $38.0625 and $40.00 vested during 1998.


                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                          SHARES                                NUMBER OF SECURITIES                 VALUE OF UNEXERCISED
                       ACQUIRED ON          VALUE               UNDERLYING UNEXERCISED                IN-THE-MONEY OPTIONS
   NAME                EXERCISE (#)      REALIZED ($)           OPTIONS AT YEAR-END (#)                 AT YEAR-END($)(1)
   ----                ------------      ------------           -----------------------                 -----------------
                                                             EXERCISABLE       UNEXERCISABLE     EXERCISABLE         UNEXERCISABLE
                                                             -----------       -------------     -----------         -------------
Richard Jaffe             520,000        $16,733,375          2,521,000          1,080,000        $26,339,563        $ 5,557,500
Terrance J. Bieker              0                  0             40,000            160,000                  0                  0
David L. Morash            14,700        $   484,931            173,300            182,000        $ 3,458,831        $ 2,621,250
Lee Chee Ming                   0                  0            192,000            194,000        $ 3,852,000        $ 2,871,000
Robert W                        0                  0             20,000             80,000        $    65,000        $   260,000
Zabaronick

(1) Calculated based on the difference between the fair market value of the Common Stock of $24.125 per share on December 31, 1998 and the exercise price of such options.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        The Compensation Committee (the "Committee") consisted of Cam Garner and Joseph Stemler during 1998. Neither of the committee members has ever been an officer or employee of Safeskin or its subsidiaries.

                        REPORT OF COMPENSATION COMMITTEE

        The Committee has the authority to determine the compensation of Safeskin's executive officers and to administer the Plan. The Committee currently consists of two outside directors who are not officers or employees of Safeskin. The Committee currently meets the requirements of outside directors under Section 162(m) of the Internal Revenue Code of 1986, as amended.

        The Committee believes that Safeskin's compensation plans should be administered in a manner that will enable Safeskin to:

        (1) recruit, develop and retain the highest quality executives, by paying executives base compensations competitive with those of its peers;

        (2) maximize financial performance, balancing appropriately the short and long term goals of Safeskin; and

        (3) align the interests of Safeskin executives with those of its shareholders through the use of stock options to link a significant portion of compensation to increases in shareholder value.

        To achieve its policy goals, the Committee has utilized salary, cash bonuses and non-cash compensation, including grants of stock and stock options. The Committee has focused on the establishment of competitive salary levels for each of its executive officers. The Committee has utilized publicly available information in determining competitive salary levels, both for new and existing executives.

        Safeskin has retained a leading independent compensation consulting firm to assist the Committee in defining appropriate policies with respect to base and incentive compensation for Safeskin's executive officers and other key employees. In developing such policies, the Committee considered information and data concerning compensation paid by corporations that compete with Safeskin for executive talent, including corporations engaged in high growth (including technology-based) industries and manufacturing concerns, and not necessarily Safeskin's peers that are used to compare shareholder returns.

        Cash bonuses have been used to encourage and reward short term performance. All executives officers were awarded cash bonuses in 1999 based on 1998 performance. The Committee has established a maximum bonus target for each executive and determined the actual bonus amount to be paid to each executive based upon the individual's performance as measured against the individual's goals and responsibilities and upon Safeskin's performance. Factors such as achievement of sales targets in the case of sales and marketing personnel, product availability and quality in the case of manufacturing personnel and other criteria in the case of financial and administrative personnel were taken into consideration in this process. In addition, the Committee has established an over-achievement bonus percentage for each executive which is paid if Safeskin achieves previously established earnings per share targets.

        Stock options have been utilized by the Committee to encourage and reward both long term and short term compensation goals. The Committee believes that stock options provide a particularly effective incentive for the enhancement of shareholder value since the full benefit of stock option grants will not be realized unless there has been appreciation in per share values over an extended period of time. With the exception of certain options granted to the Chief Executive Officer, all of Safeskin's option grants to employees vest in installments over a period of years, generally five years, thus creating an additional incentive for the individual to remain in the employ of Safeskin. In addition, certain stock options have been structured to be utilized as an incentive for short- and medium-term performance. The Committee authorized the grant of stock options to selected employees, based upon the employee's performance in 1998. The options would vest in installments of 20% per year over the ensuing five years.

        Prior to June 1996, compensation for Safeskin's Chief Executive Officer, Richard Jaffe, and former Co- Chief Executive Officer, Neil Braverman, was subject to the terms of employment agreements approved by the Board of Directors in June 1993. Subsequent to June 1996, Safeskin sought to compensate its Chief Executive Officer in a competitive manner that utilizes salary, cash bonuses and non-cash compensation to closely align the interests of the Chief Executive Officer with those of the shareholders. The cash bonus awarded the Chief Executive Officer in 1999 for 1998 performance was based in part on the individual's performance and in part on Safeskin's performance. In 1998, shareholders approved a performance stock option grant of 1,200,000 shares to the Chief Executive Officer ("CEOPO"), granted by the Committee in 1997 subject to shareholder approval, the value of each of which was tied to future increases in the price of Safeskin's Common Stock. Unlike options granted under Safeskin's existing Amended and Restated Equity Compensation Plan (the "Plan"), a significant portion of these options required Safeskin's Common Stock price to increase significantly to a specified threshold level, within a given time frame, before the Chief Executive Officer would have the right to exercise the options. The exercise prices of these CEOPO were set to ensure that the Chief Executive Officer would receive only minimal gain from the CEOPO for average Company stock price growth, but provided significantly greater rewards to the Chief Executive Officer for achieving well above average stock price growth, thereby keeping the Chief Executive Officer focused on increasing shareholder value. During 1998, two thirds of these CEOPO vested and became immediately exercisable. The Chief Executive Officer will not receive subsequent grants of restricted stock or stock options under the Plan or otherwise during the three-year period after May 6, 1998, without shareholder approval.

                                            Cam L. Garner
                                            Joseph Stemler

                                PERFORMANCE GRAPH

        The following graph shows the total return to shareholders of an investment in Safeskin's Common Stock as compared to (a) an investment in a peer group (see "Peer Index") made up of (i) Ballard Medical Products, Inc., (ii) ICU Medical, Inc., (iii) Maxxim Medical, Inc., (iv) Arrow International, Inc. and
(v) Vital Signs, Inc. and (b) an investment in the Nasdaq Market Index-U.S. (the "Nasdaq Index"). The four companies in the Peer Index have been selected because they represent comparable companies in the medical products manufacturing business.

        Total shareholder return is determined by dividing (i) the sum of the cumulative amount of dividends for a given period (assuming dividend reinvestment) and the difference between the share price at the end and the beginning of the period, by (ii) the share price at the end of the period.

                          1993       1994       1995       1996       1997       1998
                         ------     ------     ------     ------     ------     ------
Safeskin Corporation     100.00      89.07     106.25     304.69     709.38     603.13
Peer Group Index         100.00     107.55     150.01     125.57     152.48     150.25
Nasdaq Market Index      100.00      97.75     138.26     170.01     208.58     293.21

* Reflects performance related to $100 invested on January 1, 1994 in each of Safeskin's Common Stock, the Peer Index and in the Nasdaq Index, in each case including reinvestment of dividends, through fiscal year ending December 31, 1998. All share data have been adjusted to reflect the 100% stock dividends paid by Safeskin on January 2, 1997 and April 1, 1998.

                               SECURITY OWNERSHIP

        The following table shows the number of shares of common stock of Safeskin beneficially owned as of June 18, 1999 by (i) each person known to Safeskin to beneficially own more than 5% of the outstanding shares of Safeskin's common stock; (ii) each director and nominee for election as a director; (iii) the Named Officers; and (iv) all directors and executive officers of Safeskin as a group.

         On June 18, 1999, there were 55,190,909 shares of Common Stock outstanding. Unless indicated, each of the persons in the table below has sole voting power and sole dispositive power as to all of the shares shown as beneficially owned by them.


                                               NUMBER OF SHARES                     PERCENT
 NAME                                        BENEFICIALLY OWNED                    OF CLASS
 ----                                        ------------------                    --------
Richard Jaffe                                  5,243,600 (1)(4)                       9.08%
Neil K. Braverman                               5,243,958(2)(4)                       9.35%
Irving Jaffe                                    2,739,928(3)(4)                       4.97%
Cam Garner                                            60,000(4)                           *
Howard L. Shecter                                    130,000(4)                           *
Joseph Stemler                                       108,000(4)                           *
Jeffrey Stiefler                                       6,200(4)                           *
Lee Chee Ming                                        332,124(4)                           *
David L. Morash                                      193,300(4)                           *
Robert Zabaronick                                     20,000(4)                           *
Terrance J. Bieker(5)                                     --                             --
All directors and executive
officers as a group (17
persons)                                          14,181,110(4)                      23.81%


----------

*       Does not exceed one percent.

        The address of each 5% shareholder is c/o Safeskin Corporation, 12671 High Bluff Drive, San Diego, California 92130.

(1) Includes (i) 986,600 shares held by Richard B. Jaffe and Ann Jaffe, as trustees for the Jaffe Family Trust U/A/D 10/04/90 and (ii) 1,656,000 shares held by the R and A Family Partnership, L.P.

(2) Includes (i) 239,464 shares held directly by Neil Braverman or by a trust for which Mr. Braverman is the beneficiary and trustee; (ii) 2,538,918 shares held, directly or indirectly, by the Braverman Family Partnership, Ltd., of which Neil Braverman is a limited partner and whose general partner is a corporation owned by Neil Braverman; (iii) 349,224 shares beneficially owned by Jeanne D. Braverman, the reporting person's spouse; and (iv) 1,146,352 shares held by trusts for which Ms. Braverman serves as trustee.

(3) Includes (i) 2,609,978 shares held by I&E Nevada Limited Partners, of which Irving Jaffe has a 67.4% limited partnership interest, Eleanor Jaffe has a 31.6% limited partnership interest and a company controlled by Irving Jaffe has a 1% general partnership interest and (ii) 85,950 shares held by Daniel J. Gatto and Jack Jaffe, as co-trustees for the Jaffe Charitable Remainder Unitrust dated 1/23/97 of which Irving Jaffe and his spouse are the sole beneficiaries and share investment control over the assets held by the trust.

(4) Includes shares beneficially owned under currently exercisable options as follows: Richard Jaffe - 2,601,000; Neil K. Braverman - 970,000; Irving Jaffe - 44,000; Cam Garner - 60,000; Howard L. Shecter - 126,000; Joseph Stemler -108,000; Jeffrey Stiefler - 3,000; Lee Chee Ming - 202,000; David Morash - 193,300; and all directors and executive officers as a group - 4,429,300.

(5) No information is available regarding Terrance Bieker as he left the employment of Safeskin in April 1999.

                               EXECUTIVE OFFICERS

        The following table sets forth certain information, as of June 18, 1999, with respect to the executive officers of Safeskin who are not also directors of Safeskin or nominees for election as directors.


Name                                Age      Position
Lee Chee Ming                       50       Executive Vice President and Managing Director, Southeast
                                             Asian Operations
David L. Morash                     54       Executive Vice President and Chief Financial Officer
Bruce P. Garren                     52       Senior Vice President and General Counsel
Robert Zabaronick                   52       Senior Vice President - Human Resources
John R. Amat                        37       Vice President, Medical Marketing
Seth S. Goldman                     41       Vice President, Finance, Controller and Secretary
Robert C. Hatch                     36       Vice President and General Manager, Scientific Business
William R. LaRue                    47       Vice President and Treasurer
Hans R. Sleeuwenhoek                39       Vice President and General Manager, International Business


        Mr. Lee has been Safeskin's Executive Vice President and Managing Director, Southeast Asian Operations since February 1998. From November 1996 to February 1998, Mr. Lee served as the Managing Director, Southeast Asian Operations. From 1988 to November 1996, Mr. Lee served as the Managing Director of Safeskin Corporation (Malaysia) Sdn. Bhd., Safeskin's manufacturing subsidiary. Mr. Lee holds an M.S. degree in management from the Asian Institute of Management, The Philippines.

        Mr. Morash has been Safeskin's Executive Vice President and Chief Financial Officer since August 1994. Prior to joining Safeskin, Mr. Morash served, from 1992 to 1994, as a Managing Director of Bedford Management Group, Inc., a twenty member consulting firm specializing in advising clients on financial, marketing and human resource issues. From 1990 to 1992, Mr. Morash was Executive Vice President, Chief Financial Officer of H.B.S.A. Industries, a department store fixture and construction firm. Mr. Morash holds a B.A. in economics from Columbia College and an M.B.A. in finance from the Columbia Graduate School of Business.

        Mr. Garren has been Safeskin's Senior Vice President and General Counsel since June 1999. Prior to joining Safeskin, Mr. Garren served as a consultant to Proctor & Gamble Company from 1997 to 1998. From 1986 to 1997, Mr. Garren held various positions with Tambrands Inc., including Vice President - General Counsel. Mr. Garren holds a B.A. from Antioch College and a J.D. from Cornell Law School.

        Mr. Zabaronick has served as Safeskin's Senior Vice President, Human Resources since December 1997. Prior to joining Safeskin, Mr. Zabaronick served as Vice President, Human Resources for Encad, Inc. from January 1997 to November 1997. From July 1987 to January 1997, Mr. Zabaronick served as Vice President, Human Resources for Brooktree Corporation. Mr. Zabaronick holds a B.A. degree in history and education from Franklin College and a M.B.A. degree from Southern Illinois University.

        Mr. John R. Amat has served as Safeskin's Vice President, Medical Marketing since October 1998. Prior to joining Safeskin, Mr. Amat served as Director North American Commercial Operations for Beckman Coulter, Inc., a medical supply company, from April 1997 to September 1998. From November 1990 to April 1997, Mr. Amat held various positions with Sanofi Diagnostics Pasteur, the $250 million medical division of Elf Aquitane, including Vice President, General Manager of North America and Latin America. Mr. Amat holds a B.S. in

Biology/Chemistry from Spring Hill College, Mobile Alabama and attended medical school at the University of Navarra, Pamplona, Spain.

        Mr. Goldman has served as Safeskin's Vice President of Finance since April 1996, as Secretary since May 1996, and as Controller since August 1991. Mr. Goldman was previously employed by Coopers & Lybrand L.L.P. and became a certified public accountant in 1980. He holds a B.B.A. degree in accounting from Florida Atlantic University.

        Mr. Hatch joined Safeskin in February 1998 as Vice President and General Manager, Scientific Business upon Safeskin's acquisition of AQL, a California-based marketer of glove products for the high technology and scientific markets. Prior to joining Safeskin, Mr. Hatch served as President of AQL, a company he founded in September 1992. He holds a B.S. degree in political economics from the University of California at Berkeley.

        Mr. LaRue has served as Safeskin's Vice President and Treasurer since June 1997 and as Treasurer since January 1997. Between January 1993 and January 1997, he was Treasurer of GDE Systems, Inc., a defense electronics company. From March 1992 to January 1993, Mr. LaRue was a principal of Fredericks, Shield & Co., an investment banking firm specializing in debt and equity recapitalizations and merger and acquisition financing. He holds a B.S. degree in business administration and an M.B.A. in finance from the University of Southern California.

        Mr. Sleeuwenhoek has served as Safeskin's Vice President and General Manager, International Business since February 1998 and as General Manager, International Business since September 1997. Mr. Sleeuwenhoek joined Safeskin in March 1997 upon Safeskin's acquisition of Tactyl Technologies, Inc. ("Tactyl") and continued to serve as Tactyl's General Manager until September 1997. From September 1994 to March 1997 he served as President and Chief Executive Officer of Tactyl. He holds a B.A. degree in international business administration from the American College in Paris.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        In February 1998, Safeskin acquired AQL for approximately $7 million plus certain contingent payments based upon the performance of Safeskin's scientific business unit. Mr. Hatch, an executive officer of Safeskin, founded AQL and served as its President until it was acquired by Safeskin. At the time AQL was acquired by Safeskin, Mr. Hatch owned 92% of the outstanding shares of AQL. During 1997, AQL advanced the sum of $102,000 to Mr. Hatch in connection with Mr. Hatch's purchase of certain real estate. The loan bore interest at a rate of eight percent per annum. The largest aggregate amount of indebtedness outstanding during 1998 was $102,000. The loan was fully repaid, including both principal and interest, in March 1998.

        Mr. Shecter, a director of Safeskin, is a senior partner at Morgan, Lewis & Bockius LLP which has served as Safeskin's outside counsel since 1993.

                                   PROPOSAL 2

                            APPROVAL AND ADOPTION OF
                          SAFESKIN STOCK PURCHASE PLAN

PROPOSAL

        In order to encourage employee ownership of Safeskin, the Board of Directors adopted the Safeskin Stock Purchase Plan (the "Plan"), subject to shareholder approval. The Board of Directors reserved 1,000,000 shares of Common Stock for the Plan, subject to an adjustment in the event of a subdivision or consolidation of shares or other capital adjustment, the payment of a stock dividend, or other increase or decrease in such shares. The Plan provides eligible employees of Safeskin with a means to purchase, through payroll deductions, shares of Common Stock at a discount, consistent with the provisions of the Internal Revenue Code of 1986, as amended (the "Code"). At the annual meeting, a proposal to approve and adopt the Plan will be presented to shareholders.

VOTE REQUIRED FOR APPROVAL

        Approval of Proposal 2 requires the affirmative vote of a majority of the votes cast by holders of outstanding shares of Common Stock. Votes for Proposal 2 may be cast in favor of or against the proposal or may abstain. Abstentions may be specified on the proposal and will be considered present at the annual meeting, but will not be counted as affirmative votes. Therefore, any abstentions will have the same effect as votes against Proposal 2. In addition, broker non-votes, where brokers are prohibited from exercising discretionary authority in voting shares for beneficial owners who have not provided voting instructions, will not be included in vote totals for Proposal 2, but will be counted for purposes of determining whether there is a quorum at the annual meeting.

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE PROPOSAL.

        The Plan is set forth in Exhibit A to this Proxy Statement. The following description of the Plan is qualified in its entirety by reference to Exhibit A.

ELIGIBLE PARTICIPANTS

        Employees of Safeskin and its subsidiaries are eligible to participate in the Plan, on a purely voluntary basis, if they meet certain conditions. To be eligible, an employee must (i) be classified by Safeskin and its subsidiaries as a full or part-time employee (and not as an independent contractor); (ii) be customarily employed for more than twenty (20) hours per week and more than five
(5) months per calendar year; (iii) not be deemed to own stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of Safeskin; and (iv) have completed at least one year of service with Safeskin and its subsidiaries, including any period of service with any predecessor business unit acquired by Safeskin. An employee who is a member of a collective bargaining unit will not be eligible to participate if the collective bargaining agent determines that employees in such collective bargaining unit will not participate in the Plan; however, such agent may subsequently authorize participation in the Plan for collective bargaining unit employees on a prospective basis, provided notice is filed with Safeskin in advance of such participation.

MATERIAL FEATURES OF THE PLAN

        The Board of Directors will appoint a committee (the "Plan Committee") to administer the Plan. Eligible employees participate in the Plan by completing a purchase agreement and filing it with the Plan Committee at such time in advance of each participation date as the Plan Committee designates. An eligible employee who elects to participate will be granted options to purchase shares of Common Stock. An eligible employee participates through exercising such options to purchase Common Stock. Options are granted, as of the first day of each purchase period, to eligible employees. Purchase periods are each three-month period, unless otherwise established by the Plan Committee, during which the participating employee's stock purchase is funded through payroll deductions. The first purchase period is October 1, 1999, the proposed effective date of the Plan, or other date designated by the Board of Directors. The last day of each purchase period is a purchase date. Common Stock will be purchased through an after-tax payroll deduction from 1% to 15% of each participant's compensation. Common Stock will be purchased in whole shares at a price equal to the lower of (i) 85% of the market value of the Common Stock as of the first day of each purchase period, or (ii) 85% of the market value of the Common Stock on the last day of each purchase period. Unless the Board of Directors determines otherwise, the market value of the Common Stock will be determined by reference to the closing price of the Common Stock on the principal market on which the Common Stock is traded for the date of reference. No employee will be permitted to purchase shares of Common Stock having an aggregate market value of more than $25,000, as determined at the beginning of each purchase period. The Plan prohibits employees from purchasing Common Stock after the expiration of the purchase period for the offering. In addition, no employee may purchase more than 2,500 shares of Common Stock during any purchase period.

        Each eligible employee who elects to participate in the Plan will, without any action on his or her part, automatically be deemed to have exercised his or her option on the last day of each purchase period if he or she is then employed, to the extent that the amount withheld through payroll deductions throughout the purchase period is sufficient to purchase, at the option price, one or more whole shares of Common Stock. The Plan Committee, in its discretion, may deliver and issue shares of Common Stock to participants directly, through a brokerage account for each participant, or through a bank or trust company with a separate account for each participant. The Plan Committee, in its sole discretion, may impose restrictions or limitations on the resale of the Common Stock, the issuance of individual stock certificates or the withdrawal from any shareholder accounts established for a participant.

        All funds received or held by Safeskin under the Plan are general assets of Safeskin, shall be held free of any trust or other restriction, and may be used for any corporate purpose. No interest on such funds will be credited or paid to any participant under the Plan.

        An option granted under the Plan shall not be transferable by an employee, other than by will or by the laws of descent and distribution, and is exercisable only by the employee during his or her lifetime. After an employee dies, unless directed otherwise by the employee's executor, administrator or other personal representative, any money withheld from the employee's compensation will be used to purchase Common Stock on the purchase date.

        A participant may voluntarily suspend his or her payroll deductions at any time by filing a notice of cessation of participation in such form and at such time in advance of the effective date as the Plan Committee prescribes. A participant may also change the rate of his or her payroll deductions by filing notice with the Plan Committee in advance of the purchase period for which the change is effective. If a participant terminates his or her employment with Safeskin and its subsidiaries, or ceases to be eligible to participate in the Plan, the employee's participation in the Plan will be automatically terminated as of the date of his or her termination of employment, and the participant will receive a distribution of his or her shares of Common Stock held in his or her shareholder account, unless the participant elects to have the shares of Common Stock sold in accordance with the procedures established by the Plan Committee.

FEDERAL INCOME TAX TREATMENT

        The Plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Code. Under the Code, an employee who elects to participate in the Plan will not realize income at the time the offering commences or when the shares are actually purchased under the Plan. If an employee disposes of such shares after two years from the date the offering of such shares commences under the Plan and after one year from the actual date of purchase of such shares under the Plan (collectively the "Holding Period"), the employee will be required to include in income, as ordinary compensation income for the year in which such disposition occurs, an amount equal to the lesser of (i) the excess of the fair market value of such shares at the time of disposition over the purchase price, or (ii) the excess of the fair market value of such shares at the time the offering commenced over the purchase price. If any employee disposes of the shares purchased under the Plan during the Holding Period, the employee will be required to include in income, as compensation for the year in which such disposition occurs, an amount equal to the excess, if any, of the fair market value of such shares on the date of purchase over the purchase price. The employee's basis in such shares disposed of will be increased by an amount equal to the amount includable in his or her income as compensation, and any gain or loss computed with reference to such adjusted basis which is recognized at the time of disposition will be capital gain or loss, either short-term or long-term, depending on the length of the holding period for such shares. In the event of a disposition during the Holding Period, Safeskin (or the subsidiary by which the employee is employed) will be entitled to a tax deduction equal to the amount the employee is required to include in income as a result of such disposition.

PLAN ADMINISTRATION AND TERMINATION

        The Plan provides for administration of the Plan by a committee selected by the Board of Directors. The Board of Directors may terminate or amend the Plan in any respect at any time, except that the approval of Safeskin's shareholders is required for any amendment required under the Code (including an increase in the total number of shares available for purchase under the Plan). Moreover, unless the Board of Directors determines otherwise, the Plan will automatically terminate upon (i) the dissolution or liquidation of Safeskin, or
(ii) a merger or consolidation in which Safeskin is not the surviving corporation. Unless earlier terminated by the Board of Directors, the Plan will continue in effect until the date that is ten years after the effective date of the Plan, except that if on the purchase date of any purchase period the aggregate funds available for purchase of Common Stock would require a greater number of shares than is available for purchase, the number of shares that would otherwise be purchased by each participant at the end of the purchase period will be proportionately reduced in order to eliminate the excess and the Plan will automatically terminate after the purchase date. Upon expiration or termination of the Plan, the balance, if any, in a participant's account from amounts withheld from the participant's compensation which has not been used to purchase Common Stock will be refunded to the participant.

                          PROPOSAL TO AMEND SAFESKIN'S
                            ARTICLES OF INCORPORATION

        The Board of Directors has evaluated the potential vulnerability of Safeskin's shareholders to the threat of unfair or coercive takeover tactics and has considered the range of possible responses to any such threat. The Board of Directors has unanimously approved, and recommends to Safeskin's shareholders for their approval, the amendment to the Articles of Incorporation described below in Proposal 3 (the "Amendment").

        Proposal 3 involves designed to assist Safeskin's shareholders in obtaining fair and equitable treatment in the event of a takeover of Safeskin. The Amendment modifies Article VI of Safeskin's Articles of Incorporation to provide that the Board of Directors will consist of between five and ten directors, divided into three classes of directors with staggered terms of office, each of whom may be removed only for cause.

CONSIDERATION IN SUPPORT OF PROPOSED AMENDMENTS

        The Amendment is not in response to any effort by any third party, of which Safeskin is aware, to accumulate the Common Stock or to obtain control of Safeskin. The Board of Directors has observed the relatively common use of certain coercive takeover tactics in recent years, including the accumulation of substantial common stock positions as a prelude to hostile attempts to takeover or restructure a corporation or to sell all or part of such corporation's assets or to take similar extraordinary action. Such actions are often undertaken by the third party without advance notice to, or in consultation with management. The Board of Directors believes that the use of these tactics can place undue pressure on a corporation's board of directors and shareholders to act hastily and on incomplete information and, therefore, can be highly disruptive to a corporation as well as result in unfair differences in treatment of shareholders who act immediately in response to announcement of takeover activity and those who choose to act later, if at all. In some cases, a third party may not be truly interested in taking over the corporation, but may seek to use the threat of a proxy fight or a bid to take over the corporation, or both, as a means for obtaining for itself a special benefit which might not be available to all of the corporation's shareholders.

        Takeovers or changes in management of Safeskin which are proposed and effected without prior negotiation with management are not necessarily detrimental to Safeskin and its shareholders. However, the Board of Directors believes that the benefits of seeking to protect its ability to negotiate with the proponent of an unfriendly or unsolicited proposal to takeover or restructure Safeskin outweigh any possible disadvantage of discouraging such proposals. The Board of Directors believes that, in a situation where a third party seeks management's cooperation, a corporation's board of directors will be in a better position to promote consideration of a broader range of relevant factors, including the structure of the proposed transaction and its tax consequences and the underlying value and prospects of that corporation.

CONSIDERATIONS AGAINST ADOPTION OF PROPOSED AMENDMENTS

        While the Amendment gives added protection to Safeskin's shareholders, it may also have the effect of making more difficult and discouraging a merger, tender offer or proxy fight, even if such transaction or occurrence may be favorable to the interests of some or all of Safeskin's shareholders. The Amendment also may delay the assumption of control by a holder of a large block of the Common Stock and the removal of incumbent management, even if such removal might be beneficial to some or all of the shareholders. Furthermore, the Amendment may have the effect of deterring or frustrating certain types of future takeover attempts that may not be approved by the incumbent Board of Directors, but that the holders of a majority of the shares of Common Stock may deem to be in their best interests or in which some or all of the shareholders may receive a substantial premium over prevailing market prices for their stock. By having the effect of discouraging takeover attempts, the Amendment could have the incidental effect of inhibiting certain changes in management (some or all of the members of which might be replaced in the course of a change of control) and also the temporary fluctuations in the market price of the Common Stock that often result from actual or rumored takeover attempts.

        The Board of Directors recognizes that a takeover might in some circumstances be beneficial to some or all of Safeskin's shareholders but, nevertheless, believes that the shareholders as a whole will benefit from the adoption of Proposal 3. The Board of Directors further believes that it is preferable to act on the proposed Amendments when they can be considered carefully rather than during an unsolicited bid for control.

        If shareholders approve the Amendment, Safeskin will file an amendment to the Articles of Incorporation of Safeskin with the Secretary of State of the State of Florida. The Amendment adopted by Safeskin's shareholders will become effective regardless of whether any of the other Proposals to be acted upon at the annual meeting are adopted.

                                   PROPOSAL 3

               APPROVAL AND AMENDMENT OF ARTICLE VI OF SAFESKIN'S
        ARTICLES OF INCORPORATION WITH RESPECT TO THE BOARD OF DIRECTORS

PROPOSAL

        The Board of Directors is recommending a proposed amendment to Article VI of Safeskin's Articles of Incorporation that would stipulate that the Board of Directors will consist of between five and ten directors, divided into three classes of directors, with staggered terms, each of whom may be removed only for cause. This change is intended to increase the commitment of the members of the Board of Directors by extending the term of each director to three years, and to reduce the number of directors that are subject to election by the shareholders at any annual shareholders meeting.

        Under the proposed amendment, the Board of Directors will be divided into three classes, each class to be as nearly equal in number as possible. If the proposed amendment is adopted, three directors will be elected for a term expiring at the 2000 annual meeting; two directors will be elected for a term expiring at the 2001 annual meeting; and two directors will be elected for a term expiring at the 2002 annual meeting, in each case until their respective successors are duly elected and qualified. Beginning with the 2000 annual meeting of shareholders, one class will be elected each year for a three-year term. In addition, the proposed amendment stipulates that the directors will be removed only for cause.

        In certain contexts, the classification of a board of directors may have an anti-takeover effect because it would make a change in the composition of a majority of the Board of Directors more difficult. The staggering of terms of directors could have the effect of requiring at least two shareholder meetings instead of one (as is presently the case) to effect a change in majority control of the Board of Directors. The proposed amendment also stipulates that directors may only be removed for cause to avoid the possibility that a unsolicited purchaser could evade the purpose of this amendment and remove without cause directors whose term did not expire for another one or two years, thereby immediately effecting a change in majority control of the Board of Directors. The corporate laws of certain states, including Delaware, generally provide that if a Board of Directors is classified, directors may be removed only for cause. However, under Florida law, whether or not a corporation's board of directors is classified, directors may be removed without cause, unless a specific provision is included in the articles of incorporation providing that directors may be removed only for cause. Consequently, this provision of the amendment is required to permit Safeskin to achieve the desired result.

        Under the Florida Business Corporation Act and the bylaws of Safeskin, any vacancy occurring in the Board of Directors may be filled by the affirmative vote of a majority of the remaining directors or by the shareholders in the manner provided in the Florida Business Corporation Act. Any director elected to fill a vacancy will hold office only until the next election of directors by the shareholders, at which time a director will be elected to serve the remaining portion of the term, if the term would not have expired at the annual meeting.

        If the proposed amendment is approved, the text of Article VI of Safeskin's Articles of Incorporation would read as set forth below:

                                   ARTICLE VI

                               Board of Directors

                    (1) The total number of directors of this
            corporation shall be no less than five and no more than ten, as fixed by the directors in accordance with the terms and conditions of the bylaws of the Corporation.

                    (2) The directors shall be classified, with
            respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, one class to be originally elected for a term expiring at the annual meeting of shareholders to be held in 2000, another class to be originally elected for a term expiring at the annual meeting of shareholders to be held in 2001, and another class to be originally elected for a term expiring at the annual meeting of shareholders to be held in 2002, with each class to hold office until its successor is duly elected and qualified. At each succeeding annual meeting of shareholders, directors elected to succeed those directors whose terms then expire shall be elected for a term of office to expire at the third succeeding annual meeting of shareholders after their election, with each director to hold office until such person's successor shall have been duly elected and qualified.

                    (3) Directors shall only be removable for cause
            and by the affirmative vote of the majority of the remaining directors or at a shareholders meeting by the affirmative vote of the majority of the votes received from those holders entitled to vote.

VOTE REQUIRED FOR APPROVAL

        Approval of Proposal 3 requires the affirmative vote of a majority of the votes cast by holders of outstanding shares of Common Stock. Votes for Proposal 3 may be cast in favor of or against the proposal or may abstain from voting. Abstentions may be specified on the proposal and will be considered present at the annual meeting, but will not be counted as affirmative votes. Therefore, any abstentions will have the same effect as votes against Proposal
3. In addition, broker non-votes, where brokers are prohibited from exercising discretionary authority in voting shares for beneficial owners who have not provided voting instructions, will not be included in vote totals for Proposal 3, but will be counted for purposes of determining whether there is a quorum at the annual meeting.


     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE PROPOSAL.

                               GENERAL INFORMATION


        FINANCIAL STATEMENTS. The Annual Report to shareholders for the year ended December 31, 1998, including financial statements and other information with respect to Safeskin, is being mailed to shareholders with this Proxy Statement but does not constitute a part of this Proxy Statement.

        OTHER MATTERS. The Board of Directors does not intend to present any matter for action at this annual meeting other than the matters described in this Proxy Statement. If any other matters properly come before the annual meeting, it is intended that the holders of the proxies hereby solicited will act in respect to such matters in accordance with their best judgment.

        DEADLINE FOR SHAREHOLDER PROPOSALS. Any shareholder proposal to be presented at the 2000 annual meeting of shareholders must be received by Safeskin on or before ______, 2000 in order to be included in the proxy statement relating to the annual meeting. Such proposals must comply in full with the requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934.

        If a shareholder does not seek to have a proposal included in the proxy statement, but nevertheless wishes to present a proper proposal at the 2000 annual meeting of shareholders, and the proposal is received by Safeskin on or before [May 28, 2000], Safeskin will provide information in the proxy statement relating to that annual meeting as to the nature of the proposal and how persons named in the proxy solicited by the Board of Directors intend to exercise their discretion to vote on the matter.

        EXPENSES OF SOLICITATION. Proxies will be solicited by mail, telephone, or other means of communication. Solicitation also may be made by directors, officers and regular employees of Safeskin. Safeskin has retained MacKenzie Partners, Inc. to assist in the solicitation of proxies from shareholders. MacKenzie Partners, Inc. will receive a fee of $_____ plus reimbursement of certain out-of-pocket expenses. Safeskin will reimburse brokerage firms, custodians, nominees and fiduciaries in accordance with the rules of the Nasdaq Stock Market, for reasonable expenses incurred by them in forwarding materials to the beneficial owners of shares. The entire cost of solicitation will be borne by Safeskin.

                                            By Order of the Board of Directors,


                                            Seth S. Goldman,
                                            Secretary

July __, 1999

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                              SAFESKIN CORPORATION
                             12671 HIGH BLUFF DRIVE
                           SAN DIEGO, CALIFORNIA 92130

        The undersigned hereby appoints Richard Jaffe or with the power to appoint his substitute, proxy to represent the undersigned and vote as designated below all of the shares of Common Stock of Safeskin Corporation held of record by the undersigned on July 16, 1999, at the Annual Meeting of Shareholders to be held on September 23, 1999 and at any adjournment thereof.

1.      ELECTION OF DIRECTORS

[ ]    FOR all nominees listed below     [ ]     WITHHOLD AUTHORITY to vote
       (except as marked to the                  for all nominees listed below
       contrary below)

INSTRUCTION:  TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL
NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.

IRVING JAFFE               NEIL K. BRAVERMAN                  RICHARD JAFFE
CAM GARNER                 JOSEPH STEMLER                     HOWARD L. SHECTER
JEFFREY STIEFLER

2.       PROPOSAL TO ADOPT SAFESKIN 1999 EMPLOYEE STOCK PURCHASE PLAN.

         [ ] FOR                [ ] AGAINST              [ ]  ABSTAIN


3. PROPOSAL AMENDMENT TO SAFESKIN'S ARTICLES OF INCORPORATION PROVIDING THAT THE BOARD OF DIRECTORS SHALL CONSIST OF
         BETWEEN FIVE AND TEN MEMBERS, DIVIDED INTO THREE CLASSES OF DIRECTORS WITH STAGGERED TERMS OF OFFICE, EACH OF WHOM MAY BE REMOVED ONLY FOR CAUSE.

         [ ] FOR                [ ] AGAINST              [ ]  ABSTAIN

4. IN HIS DISCRETION, THE PROXY IS AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

        THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" EACH OF THE DIRECTOR NOMINEES AND "FOR" PROPOSALS 2 AND 3.

Dated:
       -----------------------------

                                            ------------------------------------
                                            Signature

                                            ------------------------------------
                                            Signature if held jointly


                                            Please sign exactly as name appears
                                            to the left. When shares are held by
                                            joint tenants, both should sign.
                                            When signing as attorney, executor,
                                            administrator, trustee or guardian,
                                            please give full title as such. If a
                                            corporation, please sign in full
                                            corporate name by President or other
                                            authorized officer. If a
                                            partnership, please sign in
                                            partnership name by authorized
                                            person.


                PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD
                      PROMPTLY USING THE ENCLOSED ENVELOPE.